IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR NEW CASTLE COUNTY


UR ACQUISITION CORPORATION, a Delaware           :
corporation, and UNITED RENTALS, INC., a         :
Delaware corporation,                            :
                                                 :
                  Plaintiffs,                    : Civil Action No. 17090
                                                 :
                       v.                        :
                                                 :
MARTIN R. REID, WILLIAM M. BARNUM, JR.,          :
JAMES R. BUCH, DAVID P. LANOHA,                  :
CHRISTOPHER A. LAURENCE, ERIC L. MATTSON,        :
BRITTON H. MURDOCH, JOHN M. SULLIVAN,            :
RENTAL SERVICE CORPORATION,  a Delaware          :
corporation, and NATIONSRENT, INC., a Delaware   :
corporation,                                     :
                  Defendants.                    :


                      MOTION FOR AN ORDER RESTRAINING
           NATIONSRENT, INC. FROM PROSECUTING THE FLORIDA ACTION

            Plaintiffs hereby move the Court, pursuant to Court of Chancery Rule 65, for an Order, in the form submitted with this motion, restraining defendant NationsRent, Inc. from further prosecuting the action commenced on April 30, 1999 in Broward County, Florida titled NationsRent, Inc. v. United Rentals, Inc. et al, Case No. 99-07422-CACE-11. The grounds for this motion are set forth in plaintiffs' memorandum of law submitted herewith.


                                       /s/ Edward P. Welch
                                       --------------------------
                                       Edward P. Welch
                                       Stephen D. Dargitz
                                       SKADDEN, ARPS, SLATE,
                                         MEAGHER & FLOM LLP
                                       One Rodney Square
                                       P.O. Box 636
                                       Wilmington, DE  19899
                                       (302) 651-3000

                                       David J. Margules
                                       WOLF, BLOCK, SCHORR &
                                         SOLIS-COHEN LLP
                                       One Rodney Square, Suite 300
                                       Wilmington, Delaware  19899
                                       (302) 777-5860

                                       Attorneys for Plaintiffs
                                       UR ACQUISITION
                                       CORPORATION and
                                       UNITED RENTALS, INC.

Of The New York Bar:

Jay B. Kasner
Steven J. Kolleeny
SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
919 Third Avenue
New York, NY  10022
(212) 735-3000


DATED:  May 4, 1999





             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR NEW CASTLE COUNTY


UR ACQUISITION CORPORATION, a Delaware           :
corporation, and UNITED RENTALS, INC., a         :
Delaware corporation,                            :
                                                 :
                       Plaintiffs,               :
                                                 : Civil Action No. 17090
                            v.                   :
                                                 :
MARTIN R. REID, WILLIAM M. BARNUM, JR.,          :
JAMES R. BUCH, DAVID P. LANOHA,                  :
CHRISTOPHER A. LAURENCE, ERIC L. MATTSON,        :
BRITTON H. MURDOCH, JOHN M. SULLIVAN,            :
RENTAL SERVICE CORPORATION,  a Delaware          :
corporation, and NATIONSRENT, INC., a Delaware   :
corporation,                                     :
                       Defendants.               :



                      MEMORANDUM OF LAW IN SUPPORT OF
                  PLAINTIFFS' MOTION TO RESTRAIN DEFENDANT
                     NATIONSRENT, INC. FROM PROSECUTING
                        A SUBSEQUENTLY FILED ACTION

                                    SKADDEN, ARPS, SLATE,
                                      MEAGHER & FLOM LLP
                                    One Rodney Square
                                    P.O. Box 636
                                    Wilmington, Delaware 19899
                                    (302) 651-3000

                                    WOLF, BLOCK, SCHORR &
                                      SOLIS-COHEN LLP
                                    One Rodney Square, Suite 300
                                    Wilmington, Delaware 19899
                                    (302) 777-5860

DATED:  May 4, 1999




                           PRELIMINARY STATEMENT


               In an attempt to deprive plaintiffs of their chosen forum and to deprive this Court of jurisdiction over the controversy that the parties have actively been litigating for a month, defendant NationsRent, Inc. ("defendant" or "NationsRent") filed an action in Broward County, Florida Circuit Court on Friday (the "Florida Action"). The Florida Action arises from the same chain of events as the litigation presently before this Court, i.e., the Merger Agreement dated January 20, 1999 between NationsRent and Rental Service Corporation ("RSC") (the "Merger Agreement"); the Tender Offer by plaintiff UR Acquisition Corp. for RSC commenced on April 5, 1999 (the "Tender Offer"), the conduct of the RSC directors in responding to the Tender Offer and taking action under the Merger Agreement, and even the very commencement and prosecution of this litigation. That same day, NationsRent filed a motion for temporary injunction, an ex parte motion for expedited discovery and an ex parte motion for case management conference or status conference in the Florida Action. NationsRent's ex parte motion for case management conference was granted and a conference in the Florida Action is presently scheduled for this Thursday, May 6, at 12:00 noon.

               The logical relationship between the Florida Action and the instant lawsuit is plain. Both seek to affect consummation of the Tender Offer. One seeks to further it, the other, to thwart it.

               In the Florida Action, defendant seeks injunctive relief, ostensibly to stop plaintiffs from "tortiously interfering" with the Merger Agreement. Defendant claims, among other things, that plaintiffs have committed a tort by pursuing a "sham" Tender Offer, as well as the instant litigation through "engaging in harassing and abusive litigation tactics." Stripped to its core, the Florida Action attempts to end run this Court's jurisdiction to determine the propriety of this litigation, the Tender Offer, and the Merger Agreement. The discovery that NationsRent purports to seek, on an expedited basis, in the Florida Action is virtually identical to the discovery sought by the defendants in this action.

               As this Court has recognized, however, "justice is ill-served when litigation proceeds contemporaneously in a number of courts." Basner v. Gillette Co., Del. Ch., C.A. Nos. 9080, 9082, slip op. at 5, Hartnett, V.C. (June 26, 1987). Where, as here, the first and second-filed actions are closely related and arise out of the same common nucleus of operative facts, and the parties are substantially the same, all claims should be resolved in the first-filed forum.

               Accordingly, plaintiffs respectfully request that this Court enter an order enjoining NationsRent from taking any further steps in prosecuting the Florida Action and requiring NationsRent immediately to notify the Florida Court that it has withdrawn its pending motions in that Florida Action. A corporation such as NationsRent that has chosen to avail itself of the benefits of having incorporated in Delaware should not be permitted to engage in such an affront to the courts of this State.

                             STATEMENT OF FACTS

               This action was commenced on April 5, 1999, at which time plaintiffs also filed motions for a preliminary injunction and expedited scheduling. (Affidavit of Edward P. Welch, sworn to May 4, 1999 (the "Welch Aff.") P. P. 2-4) On April 12, this Court entered a Scheduling Stipulation ordering expedited discovery and scheduling briefing and oral argument on plaintiffs' Motion for a Preliminary Injunction on May 17, 1999. (Welch Aff. P. 5) Pursuant to the Court's order, the parties engaged in expedited discovery, which included seeking numerous rulings from the Court regarding various discovery disputes, producing thousands of pages of documents, and deposing 16 witnesses. (Welch Aff. P. 6) This Court has also held numerous telephone conferences concerning discovery disputes that have arisen between the parties. In addition, the parties are in the midst of briefing the preliminary injunction motion. Plaintiffs' memorandum in support of their motion due on May 5, to be followed shortly by defendants' briefs. (Welch Aff. P. 5)

               On April 14, 1999, NationsRent filed its Answer to the Complaint in this action but asserted no counterclaims. (Welch Aff. P. 7)

               On Friday, April 30, 1999, NationsRent commenced the Florida Action. (Welch Aff. P. 8) Plaintiffs' counsel only received a copy of the Florida Complaint on Monday, May 3, 1999. (Welch Aff. P. 9) The Florida Complaint names as defendants the plaintiffs in this litigation as well as two of their senior executives and URI's financial advisor, Goldman Sachs & Co. ("Goldman Sachs"), all of whom have been deposed in this action and all of whom are amenable, or consent, to jurisdiction in this Court.(1) (Welch Aff. P. 8) The allegations in the Florida Complaint concern the Merger Agreement between NationsRent and RSC and United Rental's Tender Offer. (Id.) Specifically, NationsRent alleges that the named defendants are tortiously interfering with the Merger Agreement by, among other things, pursuing the Tender Offer and by plaintiffs' litigating their claims in this Court. NationsRent seeks to enjoin this alleged conduct and an unspecified amount of money and punitive damages. (Id.) NationsRent also filed a motion for expedited discovery seeking discovery that is virtually identical to that sought by defendants in this action and a motion for a temporary injunction in the Florida Action seeking to enjoin "defendants, and any person(s) acting on behalf of any defendant, from taking any further action to interfere with the Merger Agreement." (See Welch Aff. Ex.
B) In light of the allegations in NationsRent's Complaint in the Florida Action, the proposed injunction, if granted, could be argued by NationsRent to prevent plaintiffs from further pursuing the action in this Court.

------------

(1) Bradley Jacobs and John Milne both consent to the personal jurisdiction of the Court in this action. We are further advised by counsel for Goldman Sachs - which we understand is now a Delaware corporation - that it will also consent to the personal jurisdiction of the Court in this action.


               Yesterday afternoon, NationsRent's Florida counsel telecopied to plaintiffs' counsel a copy of the Order of the Court in the Florida Action granting NationsRent's Ex Parte Motion For Case Management Conference or Status Conference. (Welch Aff. P. 10) The Order sets a conference in the Florida Action for Thursday, May 6 at noon. (Id.)

                                  ARGUMENT

I.      THE FLORIDA ACTION IS AN IMPROPER ATTEMPT TO STRIP
        THIS COURT OF JURISDICTION AND DEPRIVE PLAINTIFFS OF
        THEIR CHOSEN FORUM.

               The rules governing this motion "are well developed and non-controversial. They are designed to promote systematic fairness and efficiency." Household Int'l, Inc. v. Eljer Indus., Del. Ch., C.A. No. 13631, slip op. at 5, Allen, C. (June 19, 1995). The relative convenience of the parties cannot overcome the " 'strong preference for the litigation of a dispute between named parties in [the] forum in which the suit was first instituted.' " Dura Pharm., Inc. v. Scandipharm, Inc., Del. Ch., 713 A.2d 925, 927 (1998). " '[W]here a court of equity has jurisdiction of the parties and the subject matter of a suit, it will prevent the defendant from removing the controversy to another jurisdiction through the device of a suit later instituted in such other jurisdiction.' " Air Prods. & Chems., Inc. v. Lummus Co., Del. Ch., 235 A.2d 274, 276-77 (1967) (quoting
Connecticut Mut. Life Ins. v. Merritt-Chapman & Scott Corp., Del. Ch., 163
A. 646 (1932)). The Florida Action is just such a device. Its intent is to remove the instant controversy over the Tender Offer and Merger Agreement from plaintiffs' to defendant's preferred forum. This is improper. Ivanhoe Partners v. Newmont Mining Corp., Del. Ch., C.A. Nos. 9281, 9221, slip op. at 14, Jacobs, V.C. (Apr. 7, 1988) (although Chancery Court defendant predicated its second-filed Texas action upon a theory of contract, as opposed to fiduciary duty considerations, Vice Chancellor Jacobs regarded it "as a transparent effort to remove the controversy to a forum of its own choosing"); Dura Pharm., 713 A.2d at 928 (where first filed action alleged that merger agreement was wrongfully terminated and second filed action alleged that merger agreement was properly terminated, the Court viewed the second action as an impermissible attempt to oust the first filed action).

               This is not to say that NationsRent may not litigate its claims -- only that it must do so in the appropriate forum, the Court of Chancery.

II.     INJUNCTIVE RELIEF IS APPROPRIATE UNDER "CRYO-MAID
        AND ITS PROGENY."

               Under the guise of a tort action, defendant is seeking a ruling by the Florida court about the propriety of plaintiffs' conduct and transaction involved in this litigation. When this happens, Delaware law provides clear relief. Air Prods., 235 A.2d at 432. It gives the Court the power to "enjoin a defendant in a Delaware Chancery action from drawing the subject of the Delaware Complaint to a jurisdiction of his own choosing." Id. The exercise of this power is not predicated as with other forms injunctive relief - upon a showing of irreparable harm.

               Rather, when deciding whether or not to enjoin a party from proceeding in a second-filed action in another jurisdiction, the Court of Chancery considers "the well-established principles in General Foods v. Cryo-Maid and its progeny." Box v. Box, Del. Supr., 697 A.2d 395, 398
(1997) (quoting General Foods Corp. v. Cryo-Maid, Inc., Del. Supr., 198 A.2d 681 (1964)). The Cryo-Maid principles " 'provide the framework for an analysis of hardship and inconvenience' " similar to a forum non conveniens motion. Taylor v. LSI Logic Corp., Del. Supr., 689 A.2d 1196, 1199 n.4
(1997); see also In re Advanced Drivers Educ. Prods. & Training, Inc., Del. Ch., C.A. No. 14905, slip op. at 3, Chandler, V.C. (Aug. 16, 1996) ("If the plaintiff in the Delaware action filed its action first, then Delaware courts will evaluate the motion to stay with reference to the factors developed in traditional forum non convenience cases").

               Under the applicable principles, a party seeking to proceed with the second-filed action "must establish with particularity that [it] will be subjected to overwhelming hardship and inconvenience if required to litigate in Delaware." Taylor, 689 A.2d at 1199; see also Advanced Drivers, slip op. at 3; see In re RJR Nabisco, Inc. Shareholders Litig., Del. Ch., 576 A.2d 654, 662 (1990) ("It is the rule here, as elsewhere, that the first-filed suit will ordinarily proceed unless a powerful showing of inconvenience can be made"). "Absent such a showing, plaintiff's choice of forum must be respected." Id.

               For example, in NGP No. I.L.P. v. Solvation Inc., the Court of Chancery enjoined defendants from prosecuting a later filed Texas action to the detriment of the first filed Delaware action. The Court determined that (i) proceeding in Delaware would not impose a hardship on the defendant; and (ii) there was sufficient identity of parties and claims to place the Delaware and Texas lawsuits on a "collision course." NGP No. I.L.P. v. Solvation Inc., Del. Supr., 608 A.2d 729 (1992). In this case, these two requirements are likewise met. First, defendant will not suffer hardship if it is required to continue to litigate all claims in this forum. To the contrary, it will be less burdensome to proceed with one, instead of two lawsuits involving essentially the same parties, witnesses, documents and discovery. Second, the claims in the Florida Action are on a "collision course" with this litigation.

               "The case law does not limit the exercise of this Court's injunctive powers strictly to situations where identical causes of action are pled in two separate courts." Ivanhoe, slip op. at 11; see also Davis Ins. Group, Inc. v. Insurance Assocs., Del. Ch., C.A. No. 16575, slip op. at 2, Steele, V.C. (Dec. 3, 1998) (staying second filed tortious interference action in favor of first filed breach of contract action although the parties and issues in the two actions "are not identical"). Although styled as tort claims, the Florida Action arises out of the same transaction and occurrences as this action: the Merger Agreement, the Tender Offer, the RSC board's actions in connection with those two transactions and the commencement of this litigation. Indeed, the Florida Action is premised in part on plaintiffs' allegedly wrongful pursuit of, and conduct in, this litigation. Resolution of NationsRent's claim of tortious interference in the Florida Action will also implicate issues of Delaware law presently before this Court, including, among other things:

         o Whether the Merger Agreement with its coercive and preclusive Breakup Fee and Lockup Options, unduly restrictive "no-shop" provisions and "Superior Proposal" clause, "was . . . meant to foreclose [consideration of ] other mergers or business combinations . . . ."  (Florida Complaint P.P. 3-4);

         o Whether "the principal officers and directors of RSC" that are defendants in this action "acced[ed] to URI's demand that RSC breach its agreement with NationsRent" (Florida Complaint P. 45); and

         o Whether plaintiffs are "engaging in harassing and abusive litigation tactics" "so egregious that when the Delaware Court learned of URI's tactics, it entered a protective order to stop them." (Florida Complaint P.
              6)(2)

--------------

(2) Of course, this Court is much better suited than the Florida court to assess the unusual circumstances which led to plaintiffs' limited surveillance of Mr. Reid referred to in the Florida Action.



The substantive kinship between the two lawsuits is also reflected in the similarity of the discovery requests propounded in both actions. This Court has already expended significant resources in addressing the proper scope of discovery in this matter; to permit NationsRent to seek to avoid those rulings by forum shopping would be a misuse of the Court's process and a waste of judicial resources.

               The " 'collision course' " set in motion by the defendant's subsequent filing should be "avoided by entering an injunction, in aid of [this Court's] jurisdiction to proceed with the first-filed Delaware action." Williams Natural Gas Co. v. BHP Petroleum Co., Del. Supr., 574 A.2d 264 (1990).

III.    DEFENDANT'S CLAIMS, IN THE NATURE OF COMPULSORY
        COUNTERCLAIMS, MAY NOT BE ASSERTED IN A SUBSEQUENT
        ACTION.

               Delaware courts have embraced modern concepts of jurisdiction and theories of optimal adjudication suggesting that all claims against an entity or those acting with that entity arising from a single chain of events should, where practicable, be adjudicated in a single action if that forum has jurisdiction over all parties and is capable of doing prompt and complete justice. Household Int'l, slip op. at 2-3; RJR, 576 A.2d at 662; Dura Pharm., 713 A.2d at 930. These requirements are met here.

               It is not only possible, but indeed required by Chancery Court Rule 13(a)), that defendant assert the Florida claims - if at all - in this forum. Both actions share the same nucleus of operative facts (the Merger Agreement and Tender Offer) and are an offshoot of the same basic controversy (the conduct of the parties relating to the Merger Agreement and Tender Offer). Litigation of the Florida Action would necessarily involve adjudications of the Tender Offer, scope and validity of the Merger Agreement and the propriety of the parties' conduct with respect thereto and the instant litigation. It would expose plaintiffs to the prospect of inconsistent adjudications. See Ivanhoe, slip op. at 14; Davis Ins., slip op. at 9 (to avoid inconsistent interpretations and rulings, second filed tortious interference claim would be stayed in favor of first filed breach of contract action).

               This is a risk that Chancery Court Rule 13(a) is designed to avoid.(3) "That Rule requires that a defendant in a civil action assert all compulsory counterclaims therein, and bars any unasserted compulsory counterclaims from being brought as direct claims in any subsequent lawsuit." Mother African Union First Colored Methodist Protestant Church v. Conference of African Union First Colored Methodist Protestant Church, Del. Ch., C.A. Nos. 12055, 1674, slip op. at 12, Jacobs, V.C. (July 13, 1995), aff'd mem., Del. Supr., 683 A.2d 58 (1996), cert. denied, 519 U.S. 1042
(1996). Although no Delaware case has addressed this issue, Federal courts interpreting the parallel Federal Rule 13(a) in similar circumstances support the conclusion that defendant in this case may assert its claims, if at all, only as compulsory counterclaims.

-----------

(3) Chancery Court Rule 13(a) pertinently provides: "A pleading shall state as a counterclaim any claim, which at the time of serving the pleading the pleader has against any opposing party, if it arises out-of the-transaction or occur rence that is the subject matter of the opposing party's claim...."


               For example, in Crouse-Hinds Co. v. InterNorth, Inc., the target of a tender offer sued alleging that the tender offer violated various provisions of the federal securities laws. Crouse-Hinds Co. v. InterNorth, Inc., 634 F.2d 690 (2d Cir. 1980). The offeror filed a counterclaim, alleging that a proposed merger of the target lacked a valid business purpose and that the target's management had proposed the merger solely to defeat the tender offer. The Second Circuit found "no error in the district court's conclusion that the two claims have a clear logical relationship and an adequate factual overlap to warrant classification of the counterclaim as compulsory." Id. at 700.

               Similarly, where a complaint in the main action alleged the issuance of a false and misleading proxy statement in connection with a proposed transaction and the defendants alleged in a counterclaim an unlawful conspiracy to interfere with the contractual rights of the shareholders, it was held that such a counterclaim was compulsory, rather than permissive. Vernon J. Rockler & Co. v. Minneapolis Shareholders Co., 69 F.R.D. 1, 4 (D. Minn. 1975) (noting that "There can be no doubt that the counterclaim herein has a sufficient 'logical relationship' to plaintiffs' claims to constitute what has been recognized as a compulsory counterclaim.")


IV.     PRINCIPLES OF COMITY AND EFFICIENCY SUPPORT INJUNCTIVE RELIEF.

               In Household International, Chancellor Allen was three times asked to grant the same relief as plaintiffs request in this case. On two occasions, the Court declined to grant that relief. In both instances the denial of the injunction was premised, in part, upon Chancellor Allen's conclusion "that no irreparable injury was then threatened, since further judicial applications could foreclose the risk of expense or conflict that concurrent adjudications of the same matter may entail." Household Int'l, slip op. at 2. On the third occasion, Chancellor Allen granted the injunction without an express finding, or even analysis of, irreparable injury. He emphatically concluded:

        At this stage of this dispute I can no longer justify staying the hand of this court in acting coercively to apply those traditional rules. The forum maneuvering of the parties to this dispute have consumed much time, judicial attention and expense.... When these maneouverings cost public money and delay justice, as is the case here, they no longer should be tolerated.

Id. at 5. Wistfully, Chancellor Allen added "that much of this waste would have been saved (and perhaps the case would be closer to trial) if I had granted the injunction sought in the first instance." Id.

               Likewise, in this case, granting the injunction will avoid "the wasteful duplication of time, effort and expense that occurs when judges, lawyers, parties and witnesses are simultaneously engaged in the adjudication of the same cause of action in two courts." Dura Pharm., 713 A.2d at 928 (quoting McWane Cast Iron Pipe Corp. v. McDowell-Wellman Eng'g Corp., Del. Supr., 263 A.2d 281, 283 (1970).


                                 CONCLUSION

               In this case, the plaintiffs -- two Delaware corporations -- have made a choice of forum, a selection which defendant - another Delaware corporation --hopes to frustrate by commencing reactive litigation in Florida. Defendant's attempt to end run the prior filed litigation is improper. The rule giving exclusive jurisdiction to the court which first obtains possession of a controversy is not only founded in comity, but in necessity. For the reasons discussed above, the principles of comity, and the orderly and efficient administration of justice, this Court should exercise its equitable power in this case. Accordingly, plaintiffs respectfully request that the Court issue an order enjoining defendant and all persons in active concert or participation with it, from prosecuting or otherwise proceeding with the Florida Action.

                                    Respectfully submitted,


                                    /s/ Edward P. Welch
                                    ----------------------------
                                    Edward P. Welch
                                    SKADDEN, ARPS, SLATE,
                                      MEAGHER & FLOM LLP
                                    One Rodney Square
                                    P.O. Box 636
                                    Wilmington, Delaware 19899
                                    (302) 651-3000


                                    David J. Margules
                                    WOLF, BLOCK, SCHORR &
                                      SOLIS-COHEN LLP
                                    One Rodney Square, Suite 300
                                    Wilmington, Delaware 19899
                                    (302) 777-5860

                                    Attorneys for Plaintiffs


Of The New York Bar:

Jay B. Kasner
Steven J. Kolleeny
SKADDEN, ARPS, SLATE
  MEAGHER & FLOM LLP
919 Third Avenue
New York, New York 10022
(212) 735-3000


Dated:  May 4, 1999


                             TABLE OF CONTENTS

                                                                       PAGE

TABLE OF CASES AND AUTHORITIES...........................................i

PRELIMINARY STATEMENT....................................................1

STATEMENT OF FACTS.......................................................3

ARGUMENT.................................................................5

I.      THE FLORIDA ACTION IS AN IMPROPER ATTEMPT TO STRIP
        THIS COURT OF JURISDICTION AND DEPRIVE PLAINTIFFS OF
        THEIR CHOSEN FORUM...............................................5

II.     INJUNCTIVE RELIEF IS APPROPRIATE UNDER "CRYO-MAID
        AND ITS PROGENY".................................................6

III.    DEFENDANT'S CLAIMS, IN THE NATURE OF COMPULSORY
        COUNTERCLAIMS, MAY NOT BE ASSERTED IN A SUBSEQUENT
        ACTION..........................................................10

IV.     PRINCIPLES OF COMITY AND EFFICIENCY SUPPORT
        INJUNCTIVE RELIEF...............................................13

CONCLUSION..............................................................15